Free Writing Prospectus No. 55 Registration Statement Nos. 333-221595; 333-221595-01 Dated December 5, 2017 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Market-Linked Notes

Linked to a Basket of International Indices due June 30, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Investment Description

These Market-Linked Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Notes provide a return at maturity linked to the performance of a weighted basket of international indices (the “Basket”), consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei 225 Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng Index, each of which we refer to as an “Underlier.” If the Basket Return is positive over the term of the Notes, MSFL will pay you at maturity the principal amount plus a return equal to the product of (i) the principal amount multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate, which will be set on the Trade Date and is expected to be between 115% and 125%. If the Basket Return is zero or negative over the term of the Notes, MSFL will pay you at maturity only your principal amount. These long-dated Notes are for investors who are concerned about principal risk but seek an equity basket-based return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive an enhanced return based on the appreciation of the Basket. Investing in the Notes involves significant risks. You will not receive interest or dividend payments during the term of the Notes. You may receive little or no return on your investment in the Notes. MSFL will repay your full principal amount only if you hold the Notes to maturity. The Notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features
❑	Enhanced Growth Potential — If the Basket Return is positive over the term of the Notes, the Participation Rate feature will provide leveraged exposure to any positive Basket Return, and MSFL will pay you at maturity the principal amount plus a return equal to the principal amount multiplied by the Basket Return multiplied by the Participation Rate.

❑	No Downside Market Exposure at Maturity — If you hold the Notes to maturity, MSFL will pay you at least your full principal amount, regardless of the performance of the Basket. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Key Dates*
Trade Date	December 27, 2017
Original Issue Date	December 29, 2017
Determination Date**	June 27, 2023
Maturity Date**	June 30, 2023
*	Expected

**	Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “—Description of Equity-Linked Notes—Market Disruption Event” and “—Summary—Postponement of maturity date” in the accompanying product supplement.

NOTICE TO INVESTORS: YOU MAY RECEIVE ONLY YOUR PRINCIPAL AMOUNT AT MATURITY AND YOU MAY NOT RECEIVE ANY RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF OURS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

These preliminary terms relate to Market-Linked Notes Linked to a Basket of International Indices. The Notes are offered at a minimum investment of $1,000, or 1 Note, and integral multiples of $1,000 in excess thereof. The indicative Participation Rate range for the Notes is listed below. The actual Participation Rate and Initial Levels will be determined on the Trade Date.

Basket	Basket Weighting	Initial Level	Initial Basket Level	Participation Rate	CUSIP	ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40%	100	115% to 125%	61768CVQ7	US61768CVQ76
FTSE® 100 Index (Bloomberg ticker: UKX)	20%
Nikkei 225 Index (Bloomberg ticker: NKY)	20%
Swiss Market Index (Bloomberg ticker: SMI)	7.5%
S&P/ASX 200 Index (Bloomberg ticker: AS51)	7.5%
Hang Seng Index (Bloomberg ticker: HSI)	5%

See “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, index supplement and prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying product supplement, index supplement and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $957.40 per Note, or within $30.00 of that estimate. See “Additional Information about Morgan Stanley and the Notes” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Note	$1,000	$35	$965
Total	$	$	$

(1)   UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $35 for each Note it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this free writing prospectus.

(2)   See “Use of Proceeds and Hedging” on page 25.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 26 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Notes

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011251/dp82807_424b2-equitylnps.htm

t	Index supplement dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011283/dp82797_424b2-indexsupp.htm

t	Prospectus dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011237/dp82798_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley,” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Notes” refers to the Market-Linked Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2017, the product supplement filed by MSFL and Morgan Stanley dated November 16, 2017 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this free writing prospectus differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

The Issue Price of each Note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Trade Date will be less than $1,000. We estimate that the value of each Note on the Trade Date will be approximately $957.40, or within $30.00 of that estimate. Our estimate of the value of the Notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Notes on the Trade Date, we take into account that the Notes comprise both a debt component and a performance-based component linked to the Underliers. The estimated value of the Notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underliers, instruments based on the Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread , which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Notes?

In determining the economic terms of the Notes, including the Participation Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Notes?

The price at which MS & Co. purchases the Notes in the secondary market, absent changes in market conditions, including those related to the Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your investment.

♦	You seek exposure to the upside performance of the Basket, and believe that it will appreciate over the term of the Notes.

♦	You understand the characteristics of the Underliers.

♦	You can tolerate receiving only your principal amount at maturity if the Basket remains unchanged or declines over the term of the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦	You would be willing to invest in the Notes if the Participation Rate were set to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be determined on the Trade Date).

♦	You do not seek current income from your investment and are willing to forgo dividends paid on any of the constituent stocks of the Underliers.

♦	You are willing to hold the Notes to maturity, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Notes.

♦	You understand and are willing to accept the risks associated with the Underliers.

♦	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your investment.

♦	You believe that the level of the Basket will decline over the term of the Notes.

♦	You do not understand the characteristics of the Underliers.

♦	You cannot tolerate the possibility of receiving only the principal amount if the Basket remains unchanged or declines over the term of the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦	You would be unwilling to invest in the Notes if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be determined on the Trade Date).

♦	You seek a current income from your investment or prefer to receive the dividends paid on the constituent stocks of the Underliers.

♦	You are unable or unwilling to hold the Notes to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are not willing to accept the risks associated with the Underliers.

♦	You are not willing or are unable to assume the credit risk associated with us for any payment on the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on S-22 of the accompanying product supplement for risks related to an investment in the Notes. For more information about the Underliers, see the information set forth under “The EURO STOXX 50® Index,” “The FTSE® 100 Index,” “The Nikkei 225 Index,” “The Swiss Market Index,” “The S&P/ASX 200 Index” and “The Hang Seng Index” on pages 13, 15, 17, 19, 21 and 23, respectively.

Indicative Terms

Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Note)	$1,000 (1 Note)
Principal Amount	$1,000 per Note
Term	Approximately 5.5 years
Basket	The Notes are linked to a weighted basket of indices, each of which we refer to as an “Underlier,” as follows:
EURO STOXX 50® Index	40%
FTSE® 100 Index	20%
Nikkei 225 Index	20%
Swiss Market Index	7.5%
S&P/ASX 200 Index	7.5%
Hang Seng Index	5%
Payment at Maturity (per Note)

MSFL will pay you a cash payment at maturity linked to the performance of the Basket during the term of the Notes, as follows:

If the Basket Return is greater than zero, MSFL will pay you an amount equal to:

$1,000 + [($1,000 × (Basket Return × Participation Rate)];

If the Basket Return is zero or negative, MSFL will pay you the $1,000 principal amount and you will not receive any return on your investment.

In no event will the payment due from MSFL at maturity be less than $1,000 per Note.

Participation Rate	Between 115% and 125%. The actual Participation Rate will be determined on the Trade Date.
Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level

On the Determination Date, the Final Basket Level is calculated as:

100 × [1 + (SX5E Return × 40%) +
(UKX Return × 20%) + (NKY Return × 20%) + (SMI Return × 7.5%) + (AS51 Return × 7.5%) + (HSI Return × 5%)]

Each of the returns set forth in the formula above refers to the return of the relevant Underlier, which represents the percentage change from the Initial Level for that Underlier to the Final Level for that Underlier.

Determination Date	June 27, 2023, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Initial Level	With respect to each Underlier, the Closing Level of such Underlier on the Trade Date.
Final Level	With respect to each Underlier, the Closing Level of such Underlier on the Determination Date.
CUSIP / ISIN	61768CVQ7 / US61768CVQ76
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Investment Timeline

Trade Date	The Initial Levels are observed, the Initial Basket Level is set to 100 and the Participation Rate is set.

Maturity Date

The Final Basket Level and Basket Return are determined as of the Determination Date.

If the Basket Return is greater than zero, MSFL will pay you a cash amount per Note at maturity equal to:

$1,000 + [($1,000 × (Participation Rate × Basket Return)];

If the Basket Return is zero or negative, MSFL will pay you the $1,000 principal amount and you will not receive any return on your investment.

In no event will the payment due from MSFL at maturity be less than $1,000 per Note.

Investing in the Notes involves significant risks. The Notes do not pay interest. YOU MAY RECEIVE LITTLE OR NO RETURN ON YOUR INVESTMENT IN THE NOTES. MSFL will repay The full principal amount only if you hold the Notes to maturity. Any payment on the Notes, including the repayment of principal, is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to also read the “Risk Factors” section in the accompanying prospectus and the accompanying product supplement and index supplement. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The return on the Notes at maturity is linked to the performance of the Basket and depends on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Return is less than or equal to 0%, MSFL will pay you only the principal amount of $1,000 for each Note you hold at maturity. Accordingly, the return on your investment in the Notes may be zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, if the Basket does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The Notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a return, if any, based on the performance of the Basket.

♦	The Participation Rate applies only if you hold the Notes to maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Basket’s Return even if such return is positive. You can receive the full benefit of the Participation Rate from MSFL only if you hold your Notes to maturity.

♦	No interest payments — MSFL will not make any interest payments with respect to the Notes.

♦	The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Notes – Investors are dependent on our ability to pay all amounts due on the Notes at maturity, and, therefore, you are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.

♦	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦	Repayment of the principal amount applies only at maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, you may have to sell them at a loss even if the Basket’s Return at the time of sale is positive. You will receive the principal amount of the Notes from MSFL only at maturity, subject to our creditworthiness.

♦	The market price of the Notes will be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Notes in the secondary market (if at all), including:

o	the value of each of the Underliers at any time,

o	the volatility (frequency and magnitude of changes in value) of each of the Underliers,

o	dividend rates on the securities included in the Underliers,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underliers or equities markets generally and which may affect the Final Levels,

o	time remaining until the Notes mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Notes at the time of issuance and the price you will receive if you are able to sell your Notes prior to maturity, as the Notes are comprised of both a debt component and a performance-based component linked to the Underliers, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underliers. Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the other factors described above. For example, you may have to sell your Notes at a substantial discount from the principal amount of $1,000 per Note if the values of the Underliers at the time of sale are at, below or moderately above their Initial Levels or if market interest rates rise. You cannot predict the future performance of the Underliers based on their historical performance.

♦	Changes in the values of one or more of the Underliers may offset changes in the values of the others – Movements in the values of the Underliers may not correlate with each other. At a time when the values of one or more Underliers increase, the values of the other Underliers may not increase as much, or may even decline. Therefore, in calculating the Basket Return, increases in the values of one or more Underliers may be moderated, or wholly offset, by lesser increases or declines in the values of the other Underliers. This will be further impacted by the different weightings of the Underliers in the Basket. Changes in the more heavily weighted Underliers will have a greater impact on the value of the Notes than changes in the lower weighted Underliers.

♦	The amount payable on the Notes is not linked to the levels of the Underliers at any time other than the Determination Date. The Final Basket Level will be based on the Closing Levels of the Underliers on the Determination Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if some or all of the Underliers appreciate prior to the Determination Date but then drop by the Determination Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the levels of the Underliers prior to such drop. Although the actual levels of the Underliers on the stated Maturity Date or at other times during the term of the Notes may be higher than their Final Levels, the Payment at Maturity will be based solely on the Closing Levels of the Underliers on the Determination Date as compared to their Initial Levels.

♦	The Notes are subject to risks associated with investments in securities linked to the value of foreign equity securities – The Notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Underliers are traded in foreign currencies, the value of your Notes (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦	Investing in the Notes is not equivalent to investing in the Underliers or the stocks composing the Underliers. Investing in the Notes is not equivalent to investing in the Underliers or the stocks that constitute the Underliers. Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underliers. Additionally, the Underliers are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underliers, would also reflect dividends paid on such stocks. The return on the Notes will not include such a total-return feature.

♦	Adjustments to any of the Underliers could adversely affect the value of the Notes. The Underlier publisher for each Underlier is responsible for calculating and maintaining such Underlier. The applicable Underlier publisher may add, delete or substitute the stocks constituting such Underlier or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlier, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlier. The Underlier publisher may discontinue or suspend calculation or publication of any of the Underliers at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlier that is comparable to the discontinued Underlier, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underliers and, consequently, the value of the Notes.

♦	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Notes in the Issue Price reduce the economic terms of the Notes, cause the estimated value of the Notes to be less than the Issue Price and will adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Notes in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Notes in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦	The estimated value of the Notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price — These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Notes than those generated by others, including other dealers in the market, if they attempted to value the Notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Notes in the secondary market (if any exists) at any time. The value of your Notes at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Notes will be influenced by many unpredictable factors” above.

♦	The Notes will not be listed on any securities exchange and secondary trading may be limited — The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. MS & Co. currently intends, but is not obligated, to make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

♦	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Notes — One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Notes, including trading in the constituent stocks of the Underliers, in futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as in other instruments related to the Underliers. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. MS & Co. and some of our other affiliates also trade in the constituent stocks of the Underliers, in futures or options contracts on the constituent stocks of the Underliers, as well as in other instruments related to the Underliers, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially affect the Initial Levels of the Underliers, and, therefore, could increase the levels at or above which the Underliers must close on the Determination Date before you would receive a payment at maturity that exceeds your initial investment in the Notes. Additionally, such hedging or trading activities during the term of the Notes, including on the Determination Date, could adversely affect the Closing Levels of the Underliers on the Determination Date and, accordingly, the amount of cash payable to an investor at maturity.

♦	Potential conflict of interest — As Calculation Agent, MS & Co. will determine the Initial Levels, the Participation Rate, the Final Levels, the Final Basket Level, the Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlier or calculation of the Final Basket Level in the event of a discontinuance of an Underlier or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—General Terms of the Notes—Some Definitions” and “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the

accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Notes on the Trade Date.

♦	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates — Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underliers to which the Notes are linked.

Hypothetical Payments on the Notes at Maturity

These examples are based on hypothetical terms. The actual terms will be determined on the Trade Date.

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Initial Basket Level. We cannot predict the Final Basket Level on the Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 principal amount of Notes on a hypothetical offering of the Notes, based on the following terms*:

Investment term:	Approximately 5.5 years
Principal amount:	$1,000
Initial Basket Level:	100
Hypothetical Participation Rate:	115%

*The actual Participation Rate will be determined on the Trade Date.

Example 1 — The level of the Basket increases to a Final Basket Level of 120. The Basket Return is calculated as follows:

(120 – 100) / 100 = 20%

Because the Basket Return is greater than zero, the Payment at Maturity for each $1,000 principal amount of Notes is calculated as follows:

$1,000 + [($1,000 × (Basket Return × Participation Rate)]

= $1,000 + [($1,000 × (20% × 115%)]

= $1,000 + $230

= $1,230

Because the Basket Return is 20%, MSFL will pay you $1,230 for each $1,000 principal amount at maturity.

Example 2 — The level of the Basket decreases to a Final Level of 50. The Basket Return is negative and expressed as a formula:

Basket Return = (50 – 100) / 100 = -50.00%

Payment at Maturity = $1,000

Because the Basket Return is less than zero, MSFL will pay you only the $1,000 principal amount at maturity and you will not receive any positive return on your investment.

The table below illustrates the Payment at Maturity for a hypothetical range of Basket Returns and does not cover the complete range of possible payouts at maturity.

Basket Return	Final Basket Level	Principal Amount	Participation Rate	Payment at Maturity	Hypothetical Return on $1,000 Note(1)
100%	200	$1,000	115%	$2,150	115.00%
90%	190	$1,000	115%	$2,035	103.50%
80%	180	$1,000	115%	$1,920	92.00%
70%	170	$1,000	115%	$1,805	80.50%
60%	160	$1,000	115%	$1,690	69.00%
50%	150	$1,000	115%	$1,575	57.50%
40%	140	$1,000	115%	$1,460	46.00%
30%	130	$1,000	115%	$1,345	34.50%
20%	120	$1,000	115%	$1,230	23.00%
10%	110	$1,000	115%	$1,115	11.50%
0%	100	$1,000	N/A	$1,000	0%
-10%	90	$1,000	N/A	$1,000	0%
-20%	80	$1,000	N/A	$1,000	0%
-30%	70	$1,000	N/A	$1,000	0%
-40%	60	$1,000	N/A	$1,000	0%
-50%	50	$1,000	N/A	$1,000	0%
-60%	40	$1,000	N/A	$1,000	0%
-70%	30	$1,000	N/A	$1,000	0%
-80%	20	$1,000	N/A	$1,000	0%
-90%	10	$1,000	N/A	$1,000	0%
-100%	0	$1,000	N/A	$1,000	0%

* The Basket excludes cash dividend payments on stocks included in the Underliers.

(1) The “Hypothetical Return on $1,000 Note” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount per Note to the purchase price of $1,000 per Note.

What Are the Tax Consequences of the Notes?

In the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the Notes, even though no interest is payable on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. If the Notes were priced on December 1, 2017, the “comparable yield” for the Notes would be a rate of 2.9871 % per annum, compounded semi-annually; however, the comparable yield will be determined on the trade date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,177.2234 due at maturity. The comparable yield and the projected payment schedule for the Notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the Notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2017	$0.0830	$0.0830
January 1, 2018 through June 30, 2018	$14.9367	$15.0197
July 1, 2018 through December 31, 2018	$15.1598	$30.1795
January 1, 2019 through June 30, 2019	$15.3862	$45.5657
July 1, 2019 through December 31, 2019	$15.6160	$61.1817
January 1, 2020 through June 30, 2020	$15.8493	$77.0310
July 1, 2020 through December 31, 2020	$16.0860	$93.1170
January 1, 2021 through June 30, 2021	$16.3262	$109.4432
July 1, 2021 through December 31, 2021	$16.5701	$126.0133
January 1, 2022 through June 30, 2022	$16.8176	$142.8309
July 1, 2022 through December 31, 2022	$17.0688	$159.8997
January 1, 2023 through the Maturity Date	$17.3237	$177.2234

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the Notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2012 through November 30, 2017. The Closing Level of the EURO STOXX 50® Index on November 30, 2017 was 3,569.93. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	11/30/2017*	3,697.40	3,545.72	3,569.93
*	Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through November 30, 2017, based on information from Bloomberg. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

The FTSE® 100 Index

The FTSE® 100 Index, which is calculated, published and disseminated by FTSE International Limited, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

“FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited. For more information, see “FTSE® 100 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the FTSE® 100 Index for each quarter in the period from January 1, 2012 through November 30, 2017. The Closing Level of the FTSE® 100 Index on November 30, 2017 was 7,326.67. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the FTSE® 100 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the FTSE® 100 Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	5,965.58	5,572.28	5,768.45
4/1/2012	6/30/2012	5,874.89	5,260.19	5,571.15
7/1/2012	9/30/2012	5,915.55	5,498.32	5,742.07
10/1/2012	12/31/2012	5,961.59	5,605.59	5,897.81
1/1/2013	3/31/2013	6,529.41	5,897.81	6,411.74
4/1/2013	6/30/2013	6,840.27	6,029.10	6,215.47
7/1/2013	9/30/2013	6,681.98	6,229.87	6,462.22
10/1/2013	12/31/2013	6,777.70	6,337.91	6,749.09
1/1/2014	3/31/2014	6,865.86	6,449.27	6,598.37
4/1/2014	6/30/2014	6,878.49	6,541.61	6,743.94
7/1/2014	9/30/2014	6,877.97	6,567.36	6,622.72
10/1/2014	12/31/2014	6,750.76	6,182.72	6,566.09
1/1/2015	3/31/2015	7,037.67	6,366.51	6,773.04
4/1/2015	6/30/2015	7,103.98	6,520.98	6,520.98
7/1/2015	9/30/2015	6,796.45	5,898.87	6,061.61
10/1/2015	12/31/2015	6,444.08	5,874.06	6,242.32
1/1/2016	3/31/2016	6,242.32	5,536.97	6,174.90
4/1/2016	6/30/2016	6,504.33	5,923.53	6,504.33
7/1/2016	9/30/2016	6,941.19	6,463.59	6,899.33
10/1/2016	12/31/2016	7,142.83	6,693.26	7,142.83
1/1/2017	3/31/2017	7,429.81	7,099.15	7,322.92
4/1/2017	6/30/2017	7,547.63	7,114.36	7,312.72
7/1/2017	9/30/2017	7,542.73	7,215.47	7,372.76
10/1/2017	11/30/2017*	7,562.28	7,326.67	7,326.67

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the FTSE® 100 Index from January 1, 2008 through November 30, 2017, based on information from Bloomberg. Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.  Nikkei first calculated and published the Nikkei 225 Index in 1970.  The 225 companies included in the Nikkei 225 Index are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities.  For additional information about the Nikkei 225 Index, see the information set forth under “Nikkei 225 Index” in the accompanying index supplement.

Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei.  Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index.  In addition, Nikkei has no relationship to us or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the return on your investment.  For more information, see “Nikkei 225 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Nikkei 225 Index for each quarter in the period from January 1, 2012 through November 30, 2017. The Closing Level of the Nikkei 225 Index on November 30, 2017 was 22,724.96. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Nikkei 225 Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	10,255.15	8,378.36	10,083.56
4/1/2012	6/30/2012	10,109.87	8,295.63	9,006.78
7/1/2012	9/30/2012	9,232.21	8,365.90	8,870.16
10/1/2012	12/31/2012	10,395.18	8,534.12	10,395.18
1/1/2013	3/31/2013	12,635.69	10,395.18	12,397.91
4/1/2013	6/30/2013	15,627.26	12,003.43	13,677.32
7/1/2013	9/30/2013	14,808.50	13,338.46	14,455.80
10/1/2013	12/31/2013	16,291.31	13,853.32	16,291.31
1/1/2014	3/31/2014	16,291.31	14,008.47	14,827.83
4/1/2014	6/30/2014	15,376.24	13,910.16	15,162.10
7/1/2014	9/30/2014	16,374.14	14,778.37	16,173.52
10/1/2014	12/31/2014	17,935.64	14,532.51	17,450.77
1/1/2015	3/31/2015	19,754.36	16,795.96	19,206.99
4/1/2015	6/30/2015	20,868.03	19,034.84	20,235.73
7/1/2015	9/30/2015	20,841.97	16,930.84	17,388.15
10/1/2015	12/31/2015	20,012.40	17,722.42	19,033.71
1/1/2016	3/31/2016	19,033.71	14,952.61	16,758.67
4/1/2016	6/30/2016	17,572.49	14,952.02	15,575.92
7/1/2016	9/30/2016	17,081.98	15,106.98	16,449.84
10/1/2016	12/31/2016	19,494.53	16,251.54	19,114.37
1/1/2017	3/31/2017	19,633.75	18,787.99	18,909.26
4/1/2017	6/30/2017	20,230.41	18,335.63	20,033.43
7/1/2017	9/30/2017	20,397.58	19,274.82	20,356.28
10/1/2017	11/30/2017*	22,937.60	20,356.28	22,724.96

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Nikkei 225 Index from January 1, 2008 through November 30, 2017, based on information from Bloomberg. Past performance of the Nikkei 225 Index is not indicative of the future performance of the Nikkei 225 Index.

The Swiss Market Index

The Swiss Market Index (“SMI®”) represents approximately 85% of the free-float capitalization of the Swiss equity market. The Swiss Market Index consists of the 20 largest and most liquid equities of the Swiss Performance Index®. The composition of the Swiss Market Index is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index, the component stocks are subject to a special procedure for adding them to the Swiss Market Index or removing them based on free-float market capitalization and liquidity. For additional information about the Swiss Market Index, see the information set forth under “Swiss Market Index” in the accompanying index supplement.

SMI® is a trademark of SIX Swiss Exchange. For more information, see “Swiss Market Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Swiss Market Index for each quarter in the period from January 1, 2012 through November 30, 2017. The Closing Level of the Swiss Market Index on November 30, 2017 was 9,318.77. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Swiss Market Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Swiss Market Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	6,341.33	5,936.23	6,235.51
4/1/2012	6/30/2012	6,299.38	5,713.34	6,066.86
7/1/2012	9/30/2012	6,613.45	6,066.86	6,495.88
10/1/2012	12/31/2012	6,973.69	6,508.66	6,822.44
1/1/2013	3/31/2013	7,864.39	6,822.44	7,813.67
4/1/2013	6/30/2013	8,407.61	7,249.47	7,683.04
7/1/2013	9/30/2013	8,105.39	7,675.29	8,022.60
10/1/2013	12/31/2013	8,351.38	7,755.26	8,202.98
1/1/2014	3/31/2014	8,532.99	8,092.53	8,453.82
4/1/2014	6/30/2014	8,752.86	8,280.53	8,554.52
7/1/2014	9/30/2014	8,840.17	8,274.65	8,835.14
10/1/2014	12/31/2014	9,212.85	8,057.54	8,983.37
1/1/2015	3/31/2015	9,396.29	7,899.59	9,128.98
4/1/2015	6/30/2015	9,471.46	8,780.91	8,780.91
7/1/2015	9/30/2015	9,526.79	8,278.07	8,513.41
10/1/2015	12/31/2015	9,016.56	8,375.31	8,818.09
1/1/2016	3/31/2016	8,818.09	7,496.62	7,807.89
4/1/2016	6/30/2016	8,292.45	7,594.49	8,020.15
7/1/2016	9/30/2016	8,320.99	7,898.21	8,139.01
10/1/2016	12/31/2016	8,259.45	7,593.20	8,219.87
1/1/2017	3/31/2017	8,704.39	8,219.87	8,658.89
4/1/2017	6/30/2017	9,127.61	8,529.28	8,906.89
7/1/2017	9/30/2017	9,176.99	8,814.54	9,157.46
10/1/2017	11/30/2017*	9,325.60	9,084.04	9,318.77

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Swiss Market Index from January 1, 2008 through November 30, 2017, based on information from Bloomberg. Past performance of the Swiss Market Index is not indicative of the future performance of the Swiss Market Index.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is Australia’s large-capitalization tradable equity index and Australia’s institutional benchmark. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P/ASX 200 Index. The index is float-adjusted, and, as of July 2017, the S&P/ASX 200 represented approximately 80% of the Australian equity market by capitalization. For additional information about the S&P/ASX 200 Index, see the information set forth under “S&P/ASX 200 Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®” and “S&P/ASX 200®” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P/ASX 200 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P/ASX 200 Index for each quarter in the period from January 1, 2012 through November 30, 2017. The Closing Level of the S&P/ASX 200 Index on November 30, 2017 was 5,969.892. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the S&P/ASX 200 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the S&P/ASX 200 Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	4,343.514	4,056.561	4,335.242
4/1/2012	6/30/2012	4,435.907	3,985.025	4,094.633
7/1/2012	9/30/2012	4,418.360	4,067.971	4,387.018
10/1/2012	12/31/2012	4,671.299	4,336.848	4,648.950
1/1/2013	3/31/2013	5,146.905	4,648.950	4,966.499
4/1/2013	6/30/2013	5,220.987	4,655.960	4,802.591
7/1/2013	9/30/2013	5,307.061	4,710.289	5,218.877
10/1/2013	12/31/2013	5,441.411	5,062.516	5,352.210
1/1/2014	3/31/2014	5,462.309	5,070.311	5,394.831
4/1/2014	6/30/2014	5,536.073	5,358.948	5,395.747
7/1/2014	9/30/2014	5,658.511	5,264.217	5,292.812
10/1/2014	12/31/2014	5,549.130	5,152.343	5,411.018
1/1/2015	3/31/2015	5,975.491	5,299.237	5,891.505
4/1/2015	6/30/2015	5,982.694	5,422.487	5,459.010
7/1/2015	9/30/2015	5,706.715	4,918.429	5,021.629
10/1/2015	12/31/2015	5,351.565	4,909.555	5,295.900
1/1/2016	3/31/2016	5,295.900	4,765.346	5,082.785
4/1/2016	6/30/2016	5,408.017	4,924.385	5,233.375
7/1/2016	9/30/2016	5,587.392	5,197.500	5,435.921
10/1/2016	12/31/2016	5,699.068	5,156.556	5,665.800
1/1/2017	3/31/2017	5,896.229	5,610.972	5,864.905
4/1/2017	6/30/2017	5,956.523	5,665.721	5,721.494
7/1/2017	9/30/2017	5,785.102	5,655.420	5,681.610
10/1/2017	11/30/2017*	6,049.425	5,651.766	5,969.892

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P/ASX 200 Index from January 1, 2008 through November 30, 2017, based on information from Bloomberg. Past performance of the S&P/ASX 200 Index is not indicative of the future performance of the S&P/ASX 200 Index.

The Hang Seng Index

The Hang Seng Index was developed, and is calculated, maintained and published, by Heng Seng Indexes Company (formerly HIS Services Limited), a wholly owned subsidiary of the Hang Seng Bank, and was first calculated and published on November 24, 1969. The Hang Seng Index is a market capitalization weighted stock market index of the Hong Kong Stock Exchange (the “HKSE”) and purports to be an indicator of the performance of the Hong Kong stock market. Only companies with a primary listing on the Main Board of the HKSE are eligible to be constituents of the Hang Seng Index. For additional information about the Hang Seng Index, see the information set forth under “Hang Seng Index” in the accompanying index supplement.

“Hang Seng® Index” is a trademark of Heng Seng Indexes Company. For more information, see “Hang Seng Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Hang Seng Index for each quarter in the period from January 1, 2012 through November 30, 2017. The Closing Level of the Hang Seng Index on November 30, 2017 was 29,177.35. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Hang Seng Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Hang Seng Index on the Determination Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	21,680.08	18,434.39	20,555.58
4/1/2012	6/30/2012	21,309.08	18,185.59	19,441.46
7/1/2012	9/30/2012	20,841.91	18,877.33	20,840.38
10/1/2012	12/31/2012	22,666.59	20,824.56	22,656.92
1/1/2013	3/31/2013	23,822.06	22,041.86	22,299.63
4/1/2013	6/30/2013	23,493.03	19,813.98	20,803.29
7/1/2013	9/30/2013	23,502.51	20,147.31	22,859.86
10/1/2013	12/31/2013	24,038.55	22,463.83	23,306.39
1/1/2014	3/31/2014	23,340.05	21,182.16	22,151.06
4/1/2014	6/30/2014	23,319.17	21,746.26	23,190.72
7/1/2014	9/30/2014	25,317.95	22,932.98	22,932.98
10/1/2014	12/31/2014	24,111.98	22,585.84	23,605.04
1/1/2015	3/31/2015	24,909.90	23,485.41	24,900.89
4/1/2015	6/30/2015	28,442.75	25,082.75	26,250.03
7/1/2015	9/30/2015	26,282.32	20,556.60	20,846.30
10/1/2015	12/31/2015	23,151.94	20,846.30	21,914.40
1/1/2016	3/31/2016	21,914.40	18,319.58	20,776.70
4/1/2016	6/30/2016	21,622.25	19,694.33	20,794.37
7/1/2016	9/30/2016	24,099.70	20,495.29	23,297.15
10/1/2016	12/31/2016	23,952.50	21,574.76	22,000.56
1/1/2017	3/31/2017	24,593.12	22,000.56	24,111.59
4/1/2017	6/30/2017	26,063.06	23,825.88	25,764.58
7/1/2017	9/30/2017	28,159.77	25,340.85	27,554.30
10/1/2017	11/30/2017*	30,003.49	27,554.30	29,177.35

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Hang Seng Index from January 1, 2008 through November 30, 2017, based on information from Bloomberg. Past performance of the Hang Seng Index is not indicative of the future performance of the Hang Seng Index.

Use of Proceeds and Hedging

The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds and Hedging” in the accompanying product supplement.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underliers, in futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as in other instruments related to the Underliers that they may wish to use in connection with such hedging. Such purchase or sale activity could increase the Initial Levels of the Underliers, and, therefore, could increase the levels at or above which the Underliers must close on the Determination Date before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Determination Date, by purchasing and selling the constituent stocks of the Underliers, futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as other instruments related to the Underliers that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Such hedging or trading activities during the term of the Notes could adversely affect the levels of the Underliers, and accordingly, could increase the likelihood of the Final Basket Level being less than or equal to the Initial Basket Level, in which case you will receive no positive return on the Notes. We cannot give any assurance that our hedging activities will not affect the levels of the Underliers and, therefore, adversely affect the value of the Notes or the amount payable at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Notes are contractual financial instruments. The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes. The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Notes should consult and rely on their own counsel and advisers as to whether an investment in these Notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $35 for each Note it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes. When MS & Co. prices this offering of the Notes, it will determine the economic terms of the Notes, including the level of the Participation Rate, such that for each Note the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Notes” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the Notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Notes or the constituent stocks of the Underliers in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.